Exhibit 4(7)

DATED 6th JUNE 2001

S E R V I C E

A G R E E M E N T

(1)	EIDOS PLC

(2)	STUART CRUICKSHANK

MANCHES
Aldwych House
81 Aldwych
London WC2B 4RP
Tel: 0171 404 4433
Fax: 0171 430 1133

REF: JEA/011313/204747

THIS AGREEMENT is made on the 6th day of June 2001

B E T W E E N

(1)	EIDOS PLC ("the Company") of Wimbledon Bridge House, 1 Hartfield Road, London SW19 3RU; and

(2)	STUART CRUICKSHANK ("the Executive") of 13 Gloucester Road, Ealing, London W5 4JB.

1.	Interpretation

	(a)	In this Agreement the following words and expressions shall have the following meanings:

		"Associated Company"	a company which is from time to a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company;

		"the Board"	the Board of Directors from time to time of the Company including any committee of the Board duly appointed by it;

		"subsidiary" and " holding company"	the meanings respectively ascribed thereto by Section 736 of the Companies Act 1985.

	(b)	References in this Agreement to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same.

	(c)	Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

2.	Appointment

The Company hereby appoints the Executive and the Executive agrees to serve as Finance Director of the Company.

THIS AGREEMENT is made on the 6th day of June 2001

B E T W E E N

(1)	EIDOS PLC ("the Company") of Wimbledon Bridge House, 1 Hartfield Road, London SW19 3RU; and

(2)	STUART CRUICKSHANK ("the Executive") of 13 Gloucester Road, Ealing, London W5 4JB.

1.	Interpretation

	(a)	In this Agreement the following words and expressions shall have the following meanings:

		"Associated Company"	a company which is from time to a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company;

		"the Board"	the Board of Directors from time to time of the Company including any committee of the Board duly appointed by it;

		"subsidiary" and " holding company"	the meanings respectively ascribed thereto by Section 736 of the Companies Act 1985.

	(b)	References in this Agreement to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same.

	(c)	Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

2.	Appointment

The Company hereby appoints the Executive and the Executive agrees to serve as Chief Financial Officer of the Company.

3.	Term

	(a)	The Executive's appointment hereunder will commence on 3rd September 2001 and, subject to the other Clauses regarding termination contained in this Agreement, shall continue until terminated by either party giving to the other not less than six months' prior written notice, if such notice is given during the first six months of the Executive's employment hereunder and twelve months' prior written notice thereafter.

	(b)	None of the Executive's employment with any previous employer counts as part of his continuous period of employment with the Company.

	(c)	The Company shall be entitled at its absolute discretion to terminate the Executive's employment on no notice or less than full notice and to pay basic salary due under Clause 7(a) hereof in lieu of any period of notice. In this event the Executive shall additionally be entitled to:-

		(i)	continue to receive company car benefits due under Clause 9 or, at the discretion of the Company, a payment in lieu thereof (based on the taxable value of the benefits);

		(ii)	continue to receive pension benefits due under Clause 10 or, at the discretion of the Company, a payment in lieu thereof (based on the normal employer's contributions); and

		(iii)	continue to receive insurance benefits due under Clause 11 or, at the discretion of the Company, a payment in lieu thereof (based on the taxable value of the benefits);

for a period equal to the Executive's notice period or the balance of his notice period.

	(d)	During any period of notice, whether given by the Executive or the Company, the Company shall not be obliged to provide any work to the Executive and it shall be entitled to:

		(i)	require the Executive to remain at home on paid leave;

		(ii)	exclude the Executive from the offices of the Company and/or any Associated Companies;

		(iii)	provide the Executive with alternative work of a broadly similar nature to the work the Executive normally performs;

		(iv)	require the Executive not to contact any of the customers, clients, suppliers, employees, agents or representatives of the Company and/or any Associated Companies; and/or

		(v)	appoint another person to the Executive's position;

provided always that this sub-clause will not be utilised by the Company for any period in excess of six months. During any such period of "garden leave" the Executive shall remain an employee of the Company in receipt of his salary and benefits and will remain bound by his duties of good faith, confidentiality and exclusive service.

4.	Powers, Duties and Working Hours

	(a)	During the continuance of his employment, the Executive shall:

		(i)	unless prevented by ill health or other unavoidable cause, devote the whole of his working time and attention and abilities to his duties;

		(ii)	well and faithfully serve the Company and its Associated Companies to the best of his ability and carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Company and its Associated Companies;

		(iii)	exercise such powers and perform such duties in relation to the business of the Company (and/or of its Associated Companies) as may from time to time be vested in or assigned to him by the Board. Such powers and duties may exceptionally fall outside the normal ambit of the Executive's position but will not be duties inappropriate to the Executive's status;

		(iv)	comply with all reasonable requests and directions from time to time given to him by the Board and comply with all rules and regulations from time to time laid down by the Company concerning its employees which are consistent with this Agreement, including the Company's Code of Conduct on share dealing in force from time to time;

		(v)	work at the Company's offices at Wimbledon Bridge House, 1 Hartfield Road, London, SW19 3RU or at such other location in the United Kingdom as the Company shall reasonably require from time to time, whether on a permanent or temporary basis; and

(vi) travel to such places (whether within or outside the United Kingdom) in such manner and on such occasions as the Company may from time to time reasonably require.

(b) (i) The Executive's normal working hours shall be such hours as are appropriate to his position together with such additional hours as may be necessary for the proper performance of the Executive's duties. No payment will be made for any additional hours worked by the Executive.

(ii) The Executive recognises that on account of his autonomous decision taking powers, the duration of his working time is not measured or predetermined and he therefore falls within the exemption set out in Regulation 20 of the Working Time Regulations 1998 ("the Regulations") and is thereby excluded from such Regulations as are referred to in Regulation 20. Notwithstanding the understanding of the parties that the Executive is an employee in respect of whom the said Regulation 20 applies, the Executive agrees that if that understanding is incorrect, he hereby opts out of the 48-hour weekly limit in Regulation 4, and that if he wishes to withdraw from that opt out, he will give three months' notice in writing to that effect.

5.	Reporting

The Executive shall report to the Chief Executive Officer (or such person as the Board may from time to time nominate) and shall at all times keep the Chief Executive Officer (or such person) fully informed of his activities and shall promptly provide such information and explanations as may be requested from time to time by the Chief Executive Officer (or such person).

6.	Associated Companies

The Executive shall hold such offices of the Company and of any Associated Company for such periods as the Company may require but such offices shall not release the Company from its obligations under this Agreement.

7.	Remuneration

	(a)	The Company will pay the Executive salary at the rate of £190,000 per annum. His salary will be paid in equal monthly instalments at the end of each month. Such salary shall accrue on a daily basis and is inclusive of any fee to which the Executive may be entitled as a member of the Board or representative of the Company and any Associated Company, howsoever arising. The Board will review the Executive's salary on a similar timescale to colleagues of equal seniority, save in exceptional circumstances.

	(b)	Subject always to the discretion of the Board and to the rules of the Plan from time to time in force, the Executive shall be entitled to participate in the Company's Long Term Incentive Plan, if and when the Plan is established.

	(c)	Subject always to the absolute discretion of the Board, the Executive may be entitled to receive an annual bonus of up to 100% of his basic salary, based on the profitability and performance of the Company (and pro rated in his first year of employment to reflect his period of employment). The payment of such bonus is conditional upon the Executive remaining employed by the Company and not having given or received notice of termination on or before the date upon which the bonus is due to be paid.

	(b)	The Company shall be entitled to deduct from the Executive's remuneration all sums from time to time owing from the Executive to the Company or any Associated Company, howsoever arising.

8.	Expenses

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties, subject to his compliance with the Company's then current guidelines relating to expenses and to production, if required, of receipts and vouchers.

9.	Company Car

(a)		The Company will, at the discretion of the Board, provide the Executive with a motor car with a list price of up to £50,000. If so provided, the Company shall bear the cost of insuring, testing, taxing, repairing and maintaining it and shall reimburse the Executive for the cost of fuel properly incurred during business mileage. The Company shall also reimburse the Executive for fuel consumed by the vehicle in relation to private mileage in the United Kingdom. The Executive shall take good care of the vehicle and procure that the provisions and conditions of any policy of insurance relating thereto are observed in all respects and shall comply with all regulations of the Company relating to Company cars.

	(b)	Alternatively, the Company will, at the discretion of the Board, pay the Executive a car allowance. If payable, the car allowance will be paid monthly (less statutory deductions) together with the Executive's salary.

10.	Pension

	(a)	The Executive will be entitled to participate in the [Group Private] Pension Plan ("the Pension Plan"). The Company and the Executive shall contribute to the Pension Plan at such rate as is set by the Board from time to time. Currently the Company pays employer's contributions to the Personal Plan at the rate of 12% of the Executive's basic salary hereunder.

	(b)	No contracting-out certificate is in force in respect of the employment under this Agreement.

11.	Insurance Benefits

Subject always to the rules of each scheme from time to time in force and to the Executive's health not being such as to prevent the Company from being able to obtain cover on reasonable terms, the Company will provide the Executive with the following benefits:

	(a)	private medical and dental insurance for the benefit of the Executive and his spouse and unmarried dependant children under the age of 18. The scale of cover and any applicable exclusions will be notified to the Executive from time to time;

	(b)	life assurance cover based on 4 times the Executive's annual basic salary;

	(c)	permanent health insurance. The provision of permanent health insurance is without prejudice to the Company's right to terminate the Executive's employment pursuant to Clause 19(a) of this Agreement; and

	(d)	critical illness insurance. The provision of critical illness insurance shall be without prejudice to the Company's right to terminate the Executive's employment in accordance with Clause 19(a) of this Agreement.

12.	Share Options and Share Save Scheme

	(a)	Subject to the rules of the Employee Share Option Scheme ("the Scheme") of the Company from time to time and any performance or other conditions attached to the share options by the Company, the Company shall grant to the Executive 100,000 share options under the Scheme at the Price as soon as is reasonably practicable following the commencement of the Executive's employment, 100,000 share options at the Price as soon as is reasonably practicable following the second anniversary of the commencement of the Executive's employment and 50,000 share options at the Price as soon as is reasonably practicable following the third anniversary of the Executive's employment. For the purposes of this Clause, "the Price" shall mean the average of the middle-market quotation of shares of that class (as derived from the London Stock Exchange Daily Official List) on the three dealing days immediately preceding each respective date of grant.

	(b)	Subject to the discretion of the Board and the rules of the Share Save Scheme from time to time in force, the Executive will be entitled to participate in the Company's Share Save Scheme.

13.	Holidays

	(a)	In addition to bank and other public holidays, the Executive shall be entitled in every calendar year to 25 working days' holiday. All holiday dates in excess of four consecutive working days must have the prior agreement of the Board. If in any calendar year the Executive is not employed for the complete year, his holiday entitlement will be calculated pro rata based on the completed months of service for the period of the year during which he had been employed.

	(b)	Holiday entitlement not taken by the end of the calendar year cannot be carried forward into the next calendar year.

	(c)	On the termination of employment, the Executive shall be entitled to pay in lieu of any accrued and outstanding holiday entitlement in respect of that calendar year or shall be required to repay to the Company pay for holiday taken in excess of his actual entitlement.

14.	Incapacity

	(a)	If the Executive is absent from work due to illness or accident, he shall notify the Company Secretary's office as soon as possible and if this incapacity continues for five or more consecutive days he shall submit a doctor's certificate to the Company on the sixth day and weekly thereafter. Immediately following his return, the Executive shall complete a Self-Certification Form detailing the reason for his absence.

	(b)	Without prejudice to the right to terminate this Agreement pursuant to Clause 19(a), if the Executive is absent from work due to illness or accident duly notified and certified in accordance with Clause 14(a), (subject always to the rules on Statutory Sick Pay), any further payments will be at the sole discretion of the Board (or such person as it may nominate from time to time), although the Executive will usually receive his normal salary for the first 12 weeks of absence in any year.

	(c)	The Company may at its expense at any time require the Executive to submit to such medical examinations and tests by doctor(s) nominated by the Company and the Executive hereby authorises such doctor(s) to disclose to and discuss with the Company and its medical adviser(s) the results of such examinations and tests.

15.	Inventions and Improvements

	(a)	The Executive agrees that he has a special obligation to further the interests of the Company and its Associated Companies with respect to any Inventions (as defined in paragraph (h) below) created or discovered by him in the course of his employment with the Company.

	(b)	If the Executive creates or discovers or participates in the creation or discovery of any Inventions during his employment with the Company, the Executive shall promptly give to the Board details in writing of such Inventions and if such Inventions relate to or are capable of being used in the business for the time being carried on by the Company or any Associated Company, such Inventions shall be the absolute property of the Company and the Executive shall forthwith and from time to time both during his employment and thereafter at the request and expense of the Company:

(i) give and supply all such information, data, drawings and assistance as may be necessary to enable the Company (or any Associated Company) to exploit such Inventions to the best advantage;

(ii) execute all documents and do all things which may be necessary or desirable for obtaining copyright, patent or other protection for the Inventions in such parts of the world as may be specified by the Company or any Associated Company and for vesting the Inventions and such protections in the Company or as it may direct;

(iii) do nothing to harm or interfere with such Inventions or the media in which they are expressed; and

(iv) not directly or indirectly publish except with the Company's prior written consent (and in any case at all times complying with the Executive's obligations under Clause 17) any information relating to any such Inventions as aforesaid and on leaving employment, the Executive will promptly hand over to the Company all drawings, copy drawings, tables, notes, correspondence and other written printed or photographed matter in the Executive's possession or matter stored on disk or otherwise in the Executive's power or control relating to such Inventions and shall not retain any such documentation writing or disks.

(c)	The Executive irrevocably appoints the Company, in his name and on his behalf, to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or Company Secretary of the Company that any instrument or act falls within the authority conferred by this Clause shall be conclusive evidence that such is the case.

(d)	If during the term of this Agreement but outside the performance of his duties hereunder, the Executive creates or discovers or participates in the creation or discovery of any Inventions which do not relate to the performance of the Executive's duties and responsibilities hereunder, or to the business for the time being carried on by the Company or any Associated Company, the Company shall, subject only to the provisions of the Patents Act 1977 (if applicable), have the right to acquire for itself or its nominee the Executive's rights in the Inventions within six months after disclosure pursuant to Clause 15(b) on fair and reasonable terms, to be agreed or settled by a single competent arbitrator as appointed by the Company.

(e)	The Executive waives all of his Moral Rights in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to the Inventions which are the property of the Company by virtue of this Clause 15.

	(f)	Obligations and rights under this Clause shall continue in force after termination of this Agreement in respect of Inventions made or discovered during the Executive's employment under this Agreement and shall be binding upon his representatives.

	(g)	Sums received by way of remuneration by the Executive shall be deemed to include any equitable remuneration to which the Executive might otherwise be entitled in respect of any of the foregoing provisions of this Clause or any matter referred to therein.

	(h)	(i) In this Clause "Inventions" includes copyrights, letters patent, trade. marks, service marks, designs, utility models, design rights, applications for registration or any of the foregoing and the right to apply for them in any part of the world, rental or lending rights, inventions, improvements to procedures, confidential information, know-how, and rights of like nature arising or subsisting anywhere in the world, in relation to all of the foregoing, whether registered or unregistered.

(ii) In this Clause, "Moral Rights" means Moral Rights as defined in United Kingdom legislation from time to time and include any rights of paternity, authorship or integrity, or to object to any distortion, mutilation or other modification of, or derogatory treatment in relation to any matter.

16.	Restrictions during Employment

The Executive shall not during the continuance of his employment hereunder, without the prior consent in writing of the Board (which will not be unreasonably withheld), either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee or otherwise howsoever engage in, carry on or be interested or concerned in any business but this does not preclude him from holding not more than 5% of any class of issued shares or other securities which are listed or dealt in on any recognised stock exchange by way of bona fide investment only.

17.	Secrecy

	(a)	In addition and without prejudice to the Executive's common law obligations to keep information secret, the Executive shall not

(except for the purpose of performing his duties or unless ordered to do so by a Court) during his employment or after its termination, disclose or communicate and shall use his best endeavours to prevent the improper use, disclosure or communication of:

(i) any information of a confidential nature (whether regarding the business, accounts, finances, trading, software, know-how, suppliers or otherwise howsoever) of:

(aa) the Company or any Associated Company; or

(bb) any client, or prospective client, of the Company or any Associated Company; or

(cc) any person or entity which shall have disclosed information to any member of the Company or any Associated Company;

(ii) any confidential report or research undertaken by or for the Company or any Associated Company during the course of his employment;

(iii) any information designated as confidential by the Company or any Associated Company or which to his knowledge has been supplied to the Company or any Associated Company subject to an obligation of confidentiality.

	(b)	The restrictions contained in this Clause shall cease to apply with respect to any information, confidential report or research which comes into the public domain otherwise than through an unauthorised disclosure by the Executive or a third party.

	(c)	In this Clause "information" and "confidential report or research" refer to information and confidential reports and research which come to the knowledge of the Executive during the course of his employment.

18.	Restrictions After Employment

	(a)	The Executive acknowledges that he is likely to obtain in the course of his employment with the Company and any Associated Company, knowledge of trade secrets, know-how, techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Associated

Companies and their employees, clients and suppliers, and in order to safeguard the goodwill of the Company and its Associated Companies in connection with its clients, suppliers and employees the Executive agrees to the restrictions set out in this Clause.

(b)	The Executive hereby undertakes with the Company that (except with the prior written consent of the Board of Eidos plc) whether by himself, his employees or agents or otherwise howsoever and whether on his own behalf or for any other person, firm or company, he will not during his employment and:-

	(i)	for a period of twelve months after its termination entice solicit or endeavour to entice or solicit away from the Company or any Associated Company any officer, employee or consultant to the Company or any Associated Company with whom the Executive had material dealings during the course of his employment including, but not limited to, employees for whom the Executive was responsible and who had access to confidential information belonging to the Company or any Associated Company (provided that this Clause shall not prevent the Executive from employing general administrative staff of the Company or any Associated Company);

	(ii)	for a period of twelve months after its termination employ or engage in business with any officer, employee or consultant to the Company or any Associated Company with whom the Executive had material dealings during the course of his employment and who had access to confidential information belonging to the Company or any Associated Company (provided that this Clause shall not prevent the Executive from employing general administrative staff of the Company or any Associated Company);

	(iii)	for a period of twelve months after its termination interfere or seek to interfere with the supply to the Company or any Associated Company of any goods or services by any supplier who during the period of twelve months immediately preceding such termination shall have supplied goods or services to the Company or any Associated Company and with whom the Executive has had business dealings, nor will he interfere or seek to interfere with the terms on which such supply during such period as aforesaid has been made;

	(iv)	for a period of twelve months after its termination entice, solicit or endeavour to entice or solicit away from the Company or any Associated Company the business of any person, firm or company who during the period of twelve months preceding the date of such termination (or, if shorter, the period of the Executive's employment with the Company) was a client of the Company or any Associated Company with whom the Executive had contact as an employee of the Company.

For the purposes of this sub-clause "client" shall include any third party with whom the Company or any Associated Company was (during the said period) in negotiation in respect of the provision of goods or services or to whom the Company or any Associated Company had (during the said period) made or been requested to make an offer to provide goods or services; or

	(v)	for a period of twelve months after its termination accept custom or engage in business with any person, firm or company who, during the period of 12 months preceding the date of such termination (or, if shorter, the period of the Executive's employment with the Company) was a client of the Company or any Associated Company with whom the Executive had contact as an employee of the Company. This restriction only applies in respect of the provision to the said clients of goods or services the same or substantially similar to those provided to the clients by the Company or any Associated Company; or

	(vi)	for a period equal to the length of the Executive's notice period set out in Clause 3(a) after its termination carry on or be concerned in or connected with any business or concern which as at the date of termination, is similar to or which competes with any business carried on by the Company or any Associated Company with which the Executive was materially involved in the period of 12 months prior to the termination of his employment.

(c)	The period of the restrictions set out in sub-clause (b) above shall be reduced by any period during which the Company requires the Executive to remain at home pursuant to Clause 3(d) above.

(d)	Each of the restrictions aforesaid constitutes an entirely separate, severable and independent restriction on the Executive.

	(e)	While the restrictions aforesaid are considered by both parties to be reasonable in all circumstances, it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or the area dealt with thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

19.	Termination

	(a)	If the Executive:

		(i)	is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986; or

		(ii)	commits any act of dishonesty whether relating to the Company, any Associated Company, an employee or otherwise; or

		(iii)	is guilty of any misconduct or commits any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise) or refuses or neglects to comply with any lawful orders or directions; or

		(iv)	is guilty of any conduct tending in the reasonable opinion of the Board to bring himself, the Company or any Associated Company into disrepute; or

		(v)	(notwithstanding the provision of critical illness insurance and/or permanent health insurance as set out above), is or becomes incapacitated from any cause whatsoever from efficiently performing his duties under the Agreement for more than 13 consecutive weeks or for an aggregate of 100 days in any period of twelve months; or

		(vi)	shall be or become of unsound mind or be or become a patient for any purpose of any statute relating to mental health; or

		(vii)	shall fail, in the reasonable opinion of the Board, to perform his duties competently; or

		(viii)	shall be or become prohibited by law from being a Director;

then the Company shall be entitled by notice in writing to the Executive to terminate his employment under this Agreement forthwith. The provisions of this Clause are without prejudice to any rights which the Company may have at common law to terminate the employment of the Executive on the grounds of the breach by the Executive of his obligations as an employee.

	(b)	The Agreement shall automatically terminate on the Executive's 65th birthday.

	(c)	Upon the termination of the Executive's employment for whatever reason, the Executive shall immediately tender his resignation from all offices (including directorships) he holds in the Company and in any Associated Company without prejudice to any other rights accruing to either party hereto and without claim for compensation.

	(d)	After the termination of the Executive's employment under this Agreement he shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any Associated Company, or use for trade or other purposes the name of the Company or any Associated Company or any name capable of confusion therewith.

	(e)	The termination of the Executive's employment under this Agreement for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

20.	Return of Company Property

Unless otherwise agreed in writing with the Company, the Executive shall promptly whenever requested by the Company or any Associated Company and in any event upon the termination of his employment (however and whenever such termination occurs), deliver to the Company (or as otherwise directed by the Company) all motor cars, credit cards, keys and passes, equipment, lists of clients and customers, address lists, address books, computer discs and software, correspondence, documents, books, papers, files, records and reports and other property or material of or relating to the business of the Company and any Associated Company or their clients which may have come into his possession, custody or control in the course of or in consequence of his employment (and whether or not belonging to the Company or any Associated Company) and the Executive shall not be entitled to and shall not retain any copies thereof.

21.	Grievance and Disciplinary Procedure

(a) If the Executive wishes to seek redress of any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Board.

(b) The Company's disciplinary procedures from time to time in force shall apply to the Executive.

22.	Reconstruction or Amalgamation

If the employment of the Executive under the this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company or any Associated Company in respect of the termination of his employment under this Agreement.

23.	Personal Data

(a) The Executive agrees that personal data relating to the Executive which has been or is in the future obtained by the Company or any Associated Company may be held and processed by the Company and any Associated Company either by computer or manually for any purpose relating to the administration, management and operation of the Executive's employment, or in relation to the Company's or any Associated Company's legal obligations or business needs.

(b) The Executive hereby agrees that sensitive personal data relating to the Executive's racial or ethnic origin (including the Executive's country of birth and nationality) or any medical conditions or disability which the Executive may have or relating to the Executive's religious or other beliefs or proceedings or alleged offences concerning the Executive which have been or are in the future obtained by the Company or any Associated Company may also be held and processed as above for the purposes of keeping under review equality of opportunity and for ensuring the Company's compliance with any legal obligations.

	(c)	Due to the multinational nature of the Company's business and of any Associated Company's business, it may be necessary for one or more of the Company's or any Associated Company's overseas offices to have access to information held about the Executive in the UK by the Company or any Associated Company. However, it is only intended by the Company that information about the Executive will be used by it and any Associated Company's overseas offices for the purposes of enabling the Company and any Associated Company to deal with personnel issues connected with the Executive's employment, including advising relevant statutory authorities in order to obtain a work permit or VISA or assisting in the Executive's secondment to an overseas office for payroll purposes. The Executive agrees that the Company may, where appropriate, transfer personal information about the Executive to its and any Associated Company's overseas offices.

24.	General

	(a)	No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

	(b)	The Executive hereby irrevocably and by way of security appoints the Company and each Associated Company now or in the future existing to be his attorney in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement (and in particular, but without limitation, Clause 15(c)) and the Executive hereby agrees forthwith on the request of the Company or any Associated Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

25.	Notices

	(a)	Any notice or other communication given or made under this Agreement shall be in writing and may be delivered to the relevant party or sent by first class prepaid letter or facsimile to the address of that party specified in this Agreement or to that party's facsimile number thereat or such other address or number as may be notified by that party from time to time for this purpose, and shall be effectual notwithstanding any change of address or number not so notified.

(b) Unless the contrary shall be proved, each such notice or communication shall be deemed to have been given or made and delivered, if by letter, 72 hours after posting and, if by delivery or facsimile, when respectively delivered or transmitted.

26.	Prior Obligations

The Executive warrants that by entering into and performing his obligations under this Agreement, he will not be in breach of any agreements with or obligations owed by the Executive to any third party. The Executive undertakes to indemnify and hold harmless the Company against all claims, costs, damages and expenses which the Company may incur in connection with any claim that the Executive was or is not so at liberty.

27.	Other Agreements

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company or any Associated Company and the Executive relating to the employment of the Executive and the Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

28.	Governing Law

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.

IN WITNESS whereof this Agreement has been duly executed as a Deed the day and year first above written.

EXECUTED by EIDOS PLC as a Deed	) ) )	6/6/01

SIGNED as a Deed by	)
STUART CRUICKSHANK	)
	)	06/06/01

in the presence of:		6/6/01

Witness' signature:

Witness' name:	S. P. Heath

Witness' address:	42 Grasmere Road Lightwater, Surrey, GU18 5TJ

Witness' occupation:	HR Director